UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2021 (February 15, 2021)

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact name of Registrant as specified in charter)

Virginia	001-34024	11-3588546
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576-1514

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 888-1814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	SINO	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 15, 2021, Sino-Global Shipping America, Ltd. (the “Company”) entered into a binding letter of intent (the “LOI”) with Sichuan Huadi Xinglan Technology Co., Ltd. and Gao Zhen (the “Sellers”), two shareholders of Inner Mongolia Nine-Chain Intelligent Big Data Park Service Co., Ltd. (“Nine-Chain”) contemplating the Company’s acquisition (the “Proposed Acquisition”) of 51% of the equity interest in Nine-Chain Intelligent (the “Equity”).

Nine-Chain, a technology company located in Erenhot city of Inner Mongolia Autonomous region of China, engages in the business of provision of technology services in big data cloud computing, blockchain technology R&D and application, artificial intelligence R&D, and other core technology services.

Pursuant to the LOI, the parties intend that, subject to satisfaction of various conditions, including satisfactory due diligence of Nine-Chain by the Company, entry into a definitive equity transfer agreement, receipt of an independent third-party fairness opinion satisfactory to the Company’s board of directors, approvals of the transaction by the Company’s board of directors and stockholders if required, obtaining of any required third-party consents or approval, the Company would acquire from the Sellers the Equity for RMB 55.16 million (approximately $8.5 million) based on the estimated net asset value of Nine-Chain Intelligent preliminarily agreed upon by the parties. The final purchase price would be determined based on the appraisal conducted by a third-party asset valuation firm with securities business qualifications. The full purchase price would be paid after the completion of the registration (the “Registration”) of the Equity transfer with the local Bureau of Industry and Commerce. The method of payment of the purchase price will be provided in the definitive equity transfer agreement.

Pursuant to the LOI, the Company would pay an earnest money deposit of $1,000,000 to a third-party escrow agent after the signing of the LOI, which would be applied to the final purchase price after entry into the definitive agreement. Upon payment of the deposit, the Company would have the right to conduct a comprehensive due diligence investigation on the target company. The Sellers would provide, and to cause the target company to provide, full cooperation and assistance.

The LOI provides that, if any findings from the due diligence investigation would reveal matters that would have any material adverse impact on the Proposed Acquisition (including but not limited to external guarantees, litigation, misstated assets or major operating risks, among others, that had not previously been disclosed), the Company shall notify the Sellers in writing, specifying the specific findings, and the parties shall make every effort to resolve the matter in good faith. If the Sellers and/or the target company cannot resolve the matter to the reasonable satisfaction of the Company within 15 days of a written notice, the Company shall have the right to terminate this LOI after 30 days following providing a written notice of termination. If the LOI is terminated, or if the parties fail to consummate the transaction, the deposit would be returned to the Company.

The parties intend to execute a definitive agreement following the completion of the due diligence, receipt of a fairness opinion satisfactory to the Company, and completion of negotiation of the terms of the proposed transaction, with a closing expected in the summer of 2021. The LOI provides that the LOI will automatically terminate if the parties are unable to enter into a definitive equity transfer agreement within 45 days following issuance of a due diligence report. No assurances can be made that the parties will successfully negotiate and enter into a definitive agreement, or that the proposed transaction will be consummated on the terms or timeframe currently contemplated, or at all. Any transaction would be subject to the approval of the Company’s board, regulatory and/or shareholder approvals, if required, as well as other customary conditions.

Item 7.01	Regulation FD Disclosure

On February 16, 2021, the Company issued a press release announcing the LOI. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Sino-Global Shipping America, Ltd. dated February 16, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2021

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Lei Cao
Name:	Lei Cao
Title:	Chief Executive Officer

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